Exhibit 99.2

NEWS

For immediate release

Contact:	Richard J. Poulton
Vice President, Chief Financial Officer
(630) 227-2075
E-mail address: rpoulton@aarcorp.com

AAR ANNOUNCES CASH DIVIDEND

WOOD DALE, ILLINOIS (April 13, 2011) — AAR CORP. (NYSE: AIR) announced today that its Board of Directors at its regularly scheduled meeting declared a quarterly cash dividend of $0.075 per share to its stockholders. The dividend will be paid on May 2, 2011, to stockholders of record as of the close of business on April 22, 2011.  Future cash dividends will be subject to Board of Directors approval.

“The decision to declare a quarterly cash dividend follows a detailed review of our three-year outlook with our Board and reflects the strength of our balance sheet, confidence in our ability to generate cash on a consistent basis and our leadership position in the markets we serve,” said David P. Storch, Chairman and Chief Executive Officer of AAR CORP. “This dividend is an important part of our commitment to bring value to our stockholders.”

AAR is a leading provider of products and value-added services to the worldwide aerospace and government and defense industries.  With facilities and sales locations around the world, AAR uses its close-to-the-customer business model to serve aviation and government and defense customers through four operating segments: Aviation Supply Chain; Government and Defense Services; Maintenance, Repair and Overhaul; and Structures and Systems. More information can be found at www.aarcorp.com.

Named One of the Most Trustworthy Companies by Forbes.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 1A, entitled “Risk Factors”, included in the Company’s May 31, 2010 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipatetd events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.